                                                                    EXHIBIT 99.1

Contact: Donald J. Stewart                   RCG Capital Markets Group, Inc.
         Chief Financial Officer             Retail: Jim Estrada, Brett Maas
         ABAXIS, Inc.                        Institutional/Analysts: Joe Dorame
         408-745-6851                        Media: Jeff Stanlis
                                             480-675-0400

                              FOR IMMEDIATE RELEASE

                 ABAXIS COMPLETES $5.5 MILLION PRIVATE FINANCING

Sunnyvale, California --- October 4, 2000 --- ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, announced today it has completed a private financing raising a total of $5.5 million.

The company issued convertible preferred stock that may be converted to common stock at a fixed conversion price of $7.00 per share. The convertible preferred stock has a 7% coupon that is payable semiannually. The preferred stock will automatically convert into common stock no later than October 3, 2006. Each investor will receive 50 five year warrants to purchase common stock at $7.00 per share for each $1,000 invested in the convertible preferred stock. The company has agreed to file a resale registration statement covering the underlying common stock in the next 45 days. The proceeds from the offering will be used for capital expenditures, primarily for its new manufacturing facility, and general working capital purposes.

"We are very pleased that there is a recognition of the performance of Abaxis' operating performance, which has enabled us to raise additional capital at a premium to our current common stock price in this difficult equity market", commented Clint Severson, Chairman, President and Chief Executive Officer of Abaxis. "We are happy with the support of two of our current investors who purchased $4.5 million, and the support of our management team who invested $500,000. The new equity capital paves the way for the timely completion of our new manufacturing facility, allowing us to significantly expand capacity and aggressively pursue the market opportunity before us in both the veterinary and medical markets."

Founded in 1989, Abaxis develops, manufactures and markets portable blood chemistry analyzers for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8 cm diameter single-use plastic disks, called reagent discs, that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood using either venous or finger stick samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory.

This press release contains forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The future events described in such statements involve risks and uncertainties, including but not limited to, risks and uncertainties related to the market acceptance of the Company's products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale, general market conditions, competition, risks and uncertainties related to its ability to raise capital in order to fund its operations and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission.

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